Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-233506, 333-233477, and 333-213477 on Form S-3, Nos. 333-233481, 333-226113, 333-226106, and 333-163651 on Form S-8, and Nos. 333-223832 and 333-230932 on Form S-4 of our reports dated February 25, 2021, relating to the consolidated financial statements of Keurig Dr Pepper Inc. and subsidiaries, and the effectiveness of Keurig Dr Pepper Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Keurig Dr Pepper Inc. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 25, 2021